EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 23rd day of May 2016, by and between Viatar CTC Solutions Inc., a Delaware corporation and Ilan Reich, an individual (“Executive”).  As used herein, the “Effective Date” of this Agreement shall mean the date first set forth above.

W I T N E S S E T H:

WHEREAS, the Executive desires to be employed by the Company as its Chairman, President, Chief Executive Officer (“(CEO”) and Chief Financial Officer (“CFO”) until such time as the Board of Directors of the Company (the “Board”)  appoints a new CFO, ),and the Company wishes to employ Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1.

Employment and Duties.  The Company agrees to employ and Executive agrees to serve as the Company’s Chairman, President, CEO and CFO) until such time as the Board appoints a new CFO.  The duties and responsibilities of Executive shall include the duties and responsibilities as the Board may from time to time assign to Executive.

Executive shall devote such amount of working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries Executive deems necessary to execute the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement.  Provided that none of the additional activities interferes with the performance of the duties and responsibilities of Executive or are determined by the inconsistent with the position, standing, stature, reputation or best interests of the Company, nothing in this Section 1, shall prohibit Executive from (a) serving as a consultant, director or member of a committee, paid or unpaid, for entities that , in the good faith determination of the Board, do not compete or present the appearance of competition with the Company or otherwise create, or could create, in the good faith determination of the Board, a conflict of interest or appearance of a conflict of interest with the business of the Company; (b) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise (c) serving as a director or trustee of any governmental, charitable or educational organization; or (d) engaging in additional activities in connection with personal investments and community affairs; provided that such activities are not inconsistent with Executive’s duties under this Agreement.

2.

Term.  The term of this Agreement shall commence on the Effective Date and shall continue through December 31, 2022 and shall be automatically renewed for successive two (2) year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least 30 days prior to the expiration of the initial term or any renewal term of this Agreement.  “Employment Period” or “Term” shall mean the initial term plus renewals, if any.

3.

Place of Employment.  Executive’s services shall be performed within ten (10) miles of the Executive’s primary residence which is currently in Short Hills, New Jersey or such other place as the Executive is then located. The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4.

Base Salary.  During the Term, Executive shall initially not receive an annual salary (the “Base Salary”); provided, however that the Compensation Committee of the Board, or the Board if there is no Compensation Committee, shall review Executive’s Base Salary from time to time and may, in its sole discretion, increase but not decrease the Base Salary. The Board has the final authority to approve Base Salary adjustments.  The Base Salary shall be payable in equal installments during each year in accordance with the payroll practices for the executives of the Company.

5.

Bonuses.

In addition to the Base Salary, Executive shall be entitled to receive a bonus (the “Bonus”) (if earned) during the Term for which services are performed under this Agreement in an amount up to five million ($5,000,000) dollars  and shall be conditioned on Executive meeting his Milestone Goal.  For purposes hereof, “Milestone Goal” shall mean such goals as the Compensation Committee of the Board, or the Board if there is no Compensation Committee shall determine from time to time. The Bonus may be paid in cash or in stock, or in a combination thereof in accordance with any Company bonus plans available for senior executives, or in the absence of such plans, as determined by the Board. Any Bonus for a calendar year shall be subject to Executive’s continued employment with the Company through the end of the calendar year in which it is earned and shall be paid after the conclusion of the calendar year in accordance with the Company’s regular bonus payment policies in the year following the year with respect to which the Bonus relates, and in any case not later than three (3) months following the end of the year with respect to which a Bonus is earned.

6.

Equity Awards.

Annual Long Term Incentives.  The Executive shall be eligible to participate in any long term incentive plans adopted by the Company from time to time, and shall otherwise be eligible for annual long term incentive awards in the discretion of the Board.

7.

Indemnification.  To the fullest extent permitted by law and the Company’s articles of incorporation and bylaws, the Company hereby indemnifies Executive and holds him harmless from the Effective Date, through the Term, and after the period of Executive’s employment hereunder, from and against all loss, costs, damages, and expenses including, without limitation, legal expenses of counsel (which expenses the Company will, to the extent so permitted, advance to Executive as the same are incurred) arising out of or in connection with the fact that Executive are or was a director, officer, attorney, employee, or agent of the Company or serving in such capacity for another corporation at the request of the Company.  This indemnification is in addition to that provided in the Company’s certificate of incorporation and bylaws.

8.

D&O Insurance.  The Company shall cover Executive under directors and officers liability insurance from the Effective Date, through the Term, and, while potential liability exists, after the period of Executive’s employment hereunder, on the most favorable terms as provided to any other director or executive officer of the Company.

9.

Expenses.  Executive shall be entitled to an allowance from the Company for all appropriate office, travel, entertainment, insurance (health, automobile or otherwise), automobile, country club and other expenses arising during the Term.  Such allowance shall not exceed $100,000 in calendar year 2015, and that amount shall be increased by 5% (compounding) in each subsequent calendar year during the Term.  All payments or reimbursements shall be made within 10 business days.

10.

Other Benefits.  During the term of this Agreement, the Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company's managerial or salaried executive employees.  The Executive shall be entitled to twenty (20) days of paid time off (in addition to the usual national holidays) during each contract year during which he serves hereunder (“Paid Time Off”).  Paid Time Off not taken during a calendar year may not be carried forward in the next contract year unless otherwise provided in the Benefit Plans or by written Company policy, as from time to time implemented and updated.

11.

Termination of Employment.

(a)

For Cause, Disability, Death or Resignation Without Good Reason.

Executive may terminate his employment at any time, for any reason, upon 30 days prior notice to Company; provided that the Company may in its sole discretion, elect to waive all or any part of any notice period.  If the Executive’s employment is terminated during the Term by the Company for Cause or if Executive voluntarily terminates employment with the Company other than for Good Reason at any time, the Company shall pay to the Executive (or, if applicable, his estate) in a lump sum (i) any unpaid portion of Executive’s accrued Base Salary and unused Paid Time Off; (ii) any amounts payable to Executive pursuant to the terms of any pension or welfare benefit plan, and (iii) any expense reimbursements or allowance payments payable pursuant to the Company’s reimbursement policy or this Agreement (the “Accrued Obligations”).  Except in the case of termination due to death or Disability, unvested equity grants shall be forfeited as of the date of termination, and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement.  In the case of termination due to death or Disability any unvested equity grants shall be forfeited as of the date of termination, and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement.

(b)

Termination Without Cause.  Company may not terminate Executive’s employment at any time without Cause. Any termination of Executive’s employment by the Company during a Change in Control Period shall be treated as a termination without Cause under this 11(b).

(c)

Termination or Resignation For Death or Disability, Good Reason or Following a Change in Control.

(i) Subject to the condition that the Term has been extended twice (e.g., four years), upon Executive’s termination of employment by the Company due to death or Disability, or within twenty four (24) months following a Change in Control (“Change in Control Period”) or Executive’s resignation for Good Reason during a Change in Control Period, Executive shall be entitled to receive a severance payment in an amount equal to the Accrued Obligations and the full amount of Base Salary, the maximum Bonus payable each year until  the end of the Term and the allowance under Section 9.  At Executive’s option, this severance payment shall be made either as a lump sum or such other schedule as he may specify; but in no event shall this severance payment be delayed until the end of the Term as extended in the first sentence..In circumstances under which this Section 11(c)(i) applies, any unvested equity awards that were granted prior to the Change in Control Period, any Annual Long Term Incentive awards, or any other equity awards made during the Term, shall fully and immediately vest (and in the case of options become exercisable), and otherwise shall be treated as specified in the applicable equity plan and award agreement.  For the avoidance of doubt, the nonextension of the Term by the Company during a Change in Control Period shall be treated as a termination without Cause under this Section 11(c).

(ii) If Executive’s employment is terminated during the portion of the Change in Control Period24, Executive will become entitled to all payments and accelerated vesting benefits pursuant to this Section 11(c) upon the occurrence of the Change in Control at any time from the date of termination of Executive’s employment and twelve months thereafter.

(d)

Nonrenewal by Company.  If the Company provides notice to Executive pursuant to Section 2 that the Term will not be extended, the Term shall end on the scheduled date and, in addition to the Accrued Obligations, Executive shall be entitled to receive a lump sum severance payment in an amount equal to Executive’s then in effect Base Salary and the maximum Bonus payable each year until the end of the Term. Any unvested equity grants shall be forfeited as of the date of termination, and any vested equity awards shall be treated as specified in the applicable equity plan and award agreement.

(e)

Welfare Benefits.  Executive’s eligibility to participate in the Company’s medical, dental, and vision benefit plans and other insured welfare benefits (such as life, accident, and disability coverage) will terminate upon Executive’s termination of employment according to the terms of the relevant benefit plan.  Executive may elect to participate in medical, dental, and vision benefits provided through an outside vendor, in conjunction with continued insurance coverage available to Executive under the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at COBRA rates for up to thirty six (36) months.  In the event Executive is entitled to severance payment benefits pursuant to Section  11(c) or 11(d) above, the Company shall continue to provide all welfare benefits provided to Executive immediately before such termination (including, without limitation, disability, health and life insurance) for a period following Executive’s termination of employment equal to the period with respect to which Executive’s Base Salary is paid as severance, at the Company’s sole cost..  Any medical, dental and vision continuation coverage provided pursuant hereto shall be deemed “alternative coverage” for purposes of COBRA.

(f)

Release of Claims.  The payment and provision of any and all severance benefits pursuant to Sections 11(c) and (d) above shall not be conditioned upon and subject to execution of a Release of Claims by Executive at the time of termination of employment.  All lump-sum payments due pursuant to this Agreement shall be payable at the time specified in such Release of Claims.

(g) No Obligation to Mitigate. Executive shall not be required to mitigate the amount of any payment provided for in this Section 11 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 11 be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by Executive from any other source at any time before and after the termination date. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against Executive for any reason.

12. Prohibition on  Certain Payments While Admitted to Official List. Notwithstanding any provision to the contrary in this Agreement, at any time at which the Company is admitted to the official list of the Australian Securities Exchange as defined in the listing rules of the Australian Securities Exchange (the “ASX Listing Rules”), the Executive will not be entitled to (a) any payment or benefit that exceeds the amount prescribed by ASX Listing Rule 10.19, unless approved by shareholders under that rule, or (b) any termination payment upon a Change in Control.

13.

Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)

Change in Control.  “Change in Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 10% or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company or (iii) during any period of twenty four (24) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Common Stock or securities convertible, exercisable or exchangeable into Common Stock directly from the Company or from any affiliate of the Company, or (B) any acquisition of Common Stock or securities convertible, exercisable or exchangeable into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

(b)

Cause.  “Cause” shall mean:

(i)

conviction of a felony or a crime involving fraud or moral turpitude; or

(ii)

theft, material act of dishonesty or fraud, intentional falsification of any employment or Company records, or commission of any criminal act which impairs Executive’s ability to perform appropriate employment duties for the Company; or

(iii)

intentional or reckless conduct or gross negligence materially harmful to the Company or the successor to the Company after a Change in Control, including violation of a non-competition or confidentiality agreement; or

(iv)

gross negligence or willful misconduct in the performance of Executive’s assigned duties.  Cause shall not include mere unsatisfactory performance in the achievement of Executive’s job objectives.

(c)

Disability.  “Disability” means a physical or mental illness, injury, or condition that prevents Executive from performing substantially all of Executive’s duties associated with Executive’s position or title with the Company for at least 90 days in a 12-month period.

(d)

Resignation for Good Reason.  Resignation for “Good Reason” shall mean, without the express written consent of Executive, the occurrence of one of the following arising on or after the Effective Date, as determined in a manner consistent with Treasury Regulation Section 1.409A-1(n)(2)(ii):

(i)

a material reduction or change in Executive’s title or job duties, responsibilities and requirements inconsistent with Executive’s position with the Company and Executive’s prior duties, responsibilities and requirements;

(ii)

any reduction of Executive’s then in effect Base Salary or Executive’s Target Bonus as set forth in Sections 4 and 5 above;

(iii)

following a Change in Control, Executive not serving as the Chairman, President and CEO of the surviving entity to the Company;

 (v)

any breach of this Agreement by Company.

In the case of Executive’s allegation of Good Reason, (i) Executive shall provide written notice to the Company of the event alleged to constitute Good Reason within 30 days after the initial occurrence of such event, and (ii) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation (the “Cure Period”). If not remedied within the Cure Period, Executive may submit a written notice of termination, provided that the notice of termination must be given no later than 180180 days after the expiration of the Cure Period; otherwise, Executive is deemed to have accepted such event, or the Company’s remedy of such event, that may have given rise to the existence of Good Reason; provided, however, such acceptance shall be limited to the occurrence of such event and shall not waive Executive’s right to claim Good Reason with respect to future similar events.

14.

Golden Parachute Limitation.  Notwithstanding any other provision of this Agreement, in the event that it shall be determined that the aggregate payments or distributions by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), constitute “excess parachute payments” (as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision, and the regulations promulgated thereunder (collectively, “Section 280G”)) that would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, “Section 4999”) or any interest or penalties with respect to such excise tax (the total excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”)), then the Payments shall be delivered in full and the Company shall be responsible for any taxes, penalties or other sums which may be payable under the Code (with the intention being that the Company shall “gross up” the payments due to Executive so that he obtains the full financial benefit of the payments due under this Agreement.

15. Confidential Information.

(a)

The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive.  The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person (other than governmental agencies, regulatory authorities, affiliates, advisors and appropriate third parties), any information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain or exempt due to a confidentiality agreement with a third party. The provisions of this Section 14 shall survive the termination of the Executive’s employment hereunder.

 (b b)

In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

16.

Non-Competition and Non-Solicitation.

(a)

The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive.

(b)

The Executive hereby agrees and covenants that during the Term and for a period of twelve (12) months thereafter, he shall not, without the prior written consent of the Company:

(i) recruit, solicit, attempt to persuade, or assist in the recruitment or solicitation of, any employee of the Company who was an employee, officer or agent of the Company during the three (3) month period immediately preceding the date of Executive’s termination for the purpose of employing the individual or obtaining the individual’s services or otherwise causing the individual to leave employment with the Company;

(ii) solicit or divert to any competing business any customer or prospective customer with which Executive had contact during the three (3) months prior to leaving the Company

17.

Section 409A.

The provisions of this Agreement are intended to comply with Section 409A of the Code and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.  However, the Company shall be obliged to pay Executive “grossed up” payments to avoid any reduction in the net payments (using ordinary tax rates) due to Executive under this Agreement.

18.

Clawback Rights. There shall be no clawback rights applicable to the Executive pursuant to the terms of this Agreement.

18. Miscellaneous.

(a)

The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services.  Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by the Executive of Section 15 or Section 16 of this Agreement. Accordingly, the Executive agrees that any breach or threatened breach by him of Section 15 or Section 16 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

 (b) Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other.

(d) Employment Taxes.  Any payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d)

This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged (it being understood that, pursuant to Section 6, equity awards shall govern with respect to the subject matter thereof). The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(e)

This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(f)

The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)

All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof.  Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(h)

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the County and State of Delaware.

(i)

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(j)

The Executive represents and warrants to the Company, that he has the full  power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party.

(k)

The Company represents and warrants to Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

       VIATAR CTC SOLUTIONS INC.

By: /s/ Ilan Reich Name: Ilan Reich Title: Chief Executive Officer ILAN REICH
/s/ Ilan Reich